Exhibit 10.10

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT is made and entered into this _____ day of December , 2008, by and between BAR HARBOR BANKSHARES, a Maine corporation with its headquarters located in Bar Harbor, Maine (hereinafter "the Company"), and JOSEPH M. MURPHY, a resident of Mount Desert, Maine (hereinafter "the President").

W I T N E S S E T H:

WHEREAS, Bar Harbor Banking and Trust Company is a wholly-owned subsidiary of Bar Harbor Bankshares; and

WHEREAS, the President is an employee of the Company; and

WHEREAS, the Company wishes to retain the services of the President; and

WHEREAS, the President and the Company entered into an employment agreement dated January 3, 2003 that was amended by an agreement dated November 7, 2003; and

WHEREAS, the President and the Company wish to amend and restate such employment agreement so that the provisions of this Agreement will supersede the employment agreement dated January 3, 2003 and the amendment to the employment agreement dated November 7, 2003.

NOW, THEREFORE, the parties hereto do hereby agree as follows:

1. EMPLOYMENT.

The Company hereby employs the President, and the President hereby accepts employment by the Company, as the President and Chief Executive Officer of Bar Harbor Bankshares on the terms and conditions specified herein.

        2. TERM.

The President’s employment shall be for a term of two (2) years commencing as of January 3, 2007 and ending January 3, 2009, unless sooner terminated. The Company agrees to notify the President not less than one hundred and eighty (180) days prior to January 3, 2009 if it does not intend to extend the President’s employment.

                In the absence of notice of intent not to extend this Agreement by the Company, the Agreement shall be deemed automatically extended in additional one-year terms. After the initial extension, the Company agrees to a like notice period and subsequent extensions of this Agreement until and unless the Company and the President shall mutually agree to modify the terms of this Agreement. During any extension of this Agreement, as provided herein, all other provisions of this Agreement shall remain in effect.

Upon expiration of this Agreement, pursuant to a notice of intention not to extend, the President’s employment by the Company shall cease and no severance payments such as those set forth in Section 6 shall be due.

Either the Board of Directors of the Company or the President may terminate the President’s employment at any time for any reason, subject to the provisions of Section 6 of this Agreement.

        3. RESPONSIBILITIES AND OTHER ACTIVITIES.

The President shall be employed as the President and Chief Executive Officer of Bar Harbor Bankshares, and shall undertake the overall management, responsibilities, and duties related to this position as defined by the Board of Directors of the Company and summarized in the job description attached as Exhibit A. The President shall faithfully perform the duties of his position as described herein, shall devote substantially all of his business time and energies to the business and affairs of the Company, and shall use his best efforts, skills and abilities to promote the Company’s interests. The President may not engage in any business activities or render any services of a business, commercial, or professional nature (whether or not for compensation) that would affect adversely the President’s performance of his responsibilities and duties hereunder or conflict with the business of the Company for the benefit of any person or entity, unless the President receives the prior written consent of the Company.

4. COMPENSATION.

The Company shall pay the President a base salary of not less than Two hundred seventy three thousand nine hundred forty six dollars and no cents ($273,946.00) per year. The base salary shall be paid in substantially equal installments in accordance with the Company’s compensation policies and procedures on the pay dates established by the Company for its senior executive officers. The base salary shall be reviewed annually by the Compensation Committee of the Company’s Board of Directors beginning as of the first week of January, 2008, and shall be adjusted at the Company’s sole discretion. The President shall also participate in any performance compensation plans agreed upon by the parties during the term of this Agreement in concert with the Company’s evolving goals and objectives.

5. BENEFITS.

            (a) The President shall be eligible to participate in such medical, dental, disability, retirement, life insurance and other employee benefits on the same basis as may be provided to other similarly-situated employees of the Company. The President shall be entitled to participate in the Bar Harbor Bankshares Supplemental Executive Retirement Plan and the Bar Harbor Bankshares Supplemental Executive Retirement Plan – Code Section 409A (collectively, the "SERPs") to the extent permitted by the terms thereof. As to all other benefits to which the President may be entitled in parity with all other employees, such benefits may be created, changed, or terminated from time to time in the Company’s sole discretion. In addition, the President shall be entitled to reasonable paid vacations consistent with the Company’s vacation policy.

            (b) The Company shall reimburse the President for all ordinary and necessary business expenses described in Section 62(a)(2)(A) of the Internal Revenue Code of 1986, as amended (the "Code") which are incurred by the President in the performance of his duties hereunder and which are subject to reimbursement in accordance with the Company’s policies; provided, however, that: (i) such expenses shall be reimbursed no later than the end of the calendar year following the calendar year in which the expenses were incurred; (ii) the amount of such expenses eligible for reimbursement in one calendar year cannot affect the amount of such expenses eligible for reimbursement in another calendar year; and (iii) the right to reimbursement is not subject to liquidation or exchange for another benefit.

6. TERMINATION.

            (a) Termination by the Company.

The Company may elect to terminate this Agreement and separate the President from his service at any time by giving the President thirty (30) days’ prior written notice of separation from service. The President’s separation from service shall occur on the date specified in such written notice.

In the event of separation from service pursuant to this Section 6(a), the President shall be entitled to receive the following:

(i) If the President has any base salary that is earned but unpaid on the date of the President’s separation from service, the Company shall pay the President such earned but unpaid base salary in accordance with the Company’s compensation policies and procedures.

(ii) If the President has any vacation time that is earned but unused on the date of the President’s separation from service, the Company shall pay the President such earned but unused vacation time in accordance with the Company’s vacation pay policy.

(iii) During the period from the date of the President’s receipt of written notice of separation from service through the date of his separation from service, the Company shall continue to provide the President the base salary and benefits described in Section 4 and Section 5.

(iv) The Company shall pay the President severance pay equal to two times the President’s base salary as in effect on the date of the President’s receipt of written notice of separation from service. The severance pay shall be paid in substantially equal installments for a period of twenty-four (24) months, shall commence on the first pay date following the President’s separation from service, and shall continue on each subsequent pay date during such twenty-four (24) month period. If the President shall die prior to the receipt of all of such payments, the remainder of such payments shall be paid to his surviving spouse or, if he has no surviving spouse, to his estate.

(v) The President shall receive all rights and benefits (if any) to which he is entitled due to his separation from service under the employee benefit plans and programs of the Company in existence as of the date of the President’s separation from service. Such rights and benefits shall be determined in accordance with the terms of such plans and programs.

Notwithstanding the above, the amounts described in Section 6(a)(iv) that are payable subsequent to the President’s separation from service shall not be paid or commence to be paid to the President prior to the first pay date that is six months after the date on which the President incurs a separation from service with the Company, but only to the extent that such amounts exceed two times the lesser of: (A) the President’s annualized compensation based on the President’s annual rate of pay for the calendar year preceding the calendar year in which the President incurs a separation from service; or (B) the limitation on compensation set forth in Code Section 401(a)(17) for the calendar year in which the President incurs a separation from service (the "Exemption Amount"). Any amount described in Section 6(a)(iv) that would be payable within the first six months following the President’s separation from service without regard to this paragraph and that is not applied against the Exemption Amount shall be paid in a lump sum on the first pay date that is six months after the date of the President’s separation from service.

Except as provided in this Section 6(a), all obligations of the parties under this Agreement shall cease upon the Company’s termination of this Agreement and the President’s separation from service pursuant to this Section 6(a).

(b) Resignation.

The President may elect to terminate this Agreement and voluntarily resign his employment at any time for any reason by giving the Company not less than thirty (30) days’ prior written notice of separation from service. The President’s separation from service shall occur on the date specified in such written notice, unless the Company elects to terminate the President’s service as of a date prior thereto.

In the event of separation from service pursuant to this Section 6(b), the President shall be entitled to receive the following:

(i) If the President has any base salary that is earned but unpaid on the date of the President’s separation from service, the Company shall pay the President such earned but unpaid base salary in accordance with the Company’s compensation policies and procedures.

(ii) If the President has any vacation time that is earned but unused on the date of the President’s separation from service, the Company shall pay the President such earned but unused vacation time in accordance with the Company’s vacation pay policy.

(iii) During the period from the date of the Company’s receipt of written notice of separation from service through the date of the President’s separation from service, the Company shall continue to provide the President the base salary and benefits described in Section 4 and Section 5. If the Company elects to terminate the President’s service within the thirty (30) day period beginning on the Company’s receipt of written notice of separation from service, then the Company shall pay the President the base salary and benefits that he would have received if he had remained employed through the end of such thirty (30) day period. Such base salary shall be paid in a lump sum on the first pay date following the President’s separation from service.

(iv) The President shall receive all rights and benefits (if any) to which he is entitled due to his separation from service under the employee benefit plans and programs of the Company in existence as of the date of the President’s separation from service. Such rights and benefits shall be determined in accordance with the terms of such plans and programs.

Except as provided in this Section 6(b), all obligations of the parties under this Agreement shall cease upon the President’s termination of this Agreement and the President’s separation from service pursuant to this Section 6(b).

(c) Good Reason.

In the case of a separation from service for "Good Reason" as defined herein, the President may consider that this Agreement has been terminated and that his employment has been constructively terminated by the Company. In such an event, the President shall be entitled to receive the amounts described in Section 6(a).

For purposes of this Agreement, the President’s separation from service shall be deemed to be for "Good Reason" if his separation from service occurs within two years following the initial existence of one or more of the following conditions arising without the consent of the President:

(i)   a material diminution in the President’s base compensation;

(ii) a material diminution in the President’s authority, duties or responsibilities;

(iii) a requirement that the President report to a corporate officer or employee instead of reporting directly to the board of directors of the Company;

(iv) a material diminution in the budget over which the President retains authority;

(v) a material change in the geographic location at which the President must perform his services; or

(vi) any other action or inaction that constitutes a material breach by the Company of the Agreement or any other agreement under which the President provides services.

Before the President can separate from service with the Company for "Good Reason", the President must provide the Company with written notice that describes the existence of one or more of the conditions described above. The President must provide the notice to the Company no later than ninety (90) days after the date of the initial occurrence of such condition or conditions. In addition, the President must provide the Company a period of at least thirty (30) days during which the Company can remedy the condition or conditions and not be required to pay the amounts described in Section 6(a).

(d) Termination Due to Death.

In the event of the death of the President, this Agreement shall terminate and the estate or other legal representatives of the President shall be entitled to receive the following:

(i) If the President has any base salary that is earned but unpaid on the date of the President’s death, the Company shall pay the President’s estate or other legal representative such earned but unpaid base salary in accordance with the Company’s compensation policies and procedures.

(ii) The estate or legal representatives of the President shall be entitled to receive the incentive compensation payments (if any) that the President would have earned for the fiscal year of the Company in which his death occurs, which amount shall be pro rated based on the portion of the fiscal year prior to the President’s death. The Company shall pay such incentive compensation payments to the President’s estate or legal representatives in a single lump sum on the first day of March following the end of the fiscal year in which the President’s death occurs.

(iii) The President’s beneficiary, estate or legal representatives shall receive all rights and benefits (if any) to which they are entitled due to the President’s death under the employee benefit plans and programs of the Company in existence as of the date of the President’s death. Such rights and benefits shall be determined in accordance with the terms of such plans and programs.

Except as provided in this Section 6(d), all obligations of the parties under this Agreement shall cease upon the date of the President’s death pursuant to this Section 6(d).

(e) Disability.

The President shall be deemed to be disabled if he has a condition: (i) which causes him to be unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which can be expected to last for a continuous period of not less than twelve months; or (ii) which results in his receiving, by reason of any medically determinable physical or mental impairment which can be expected to result in death or which can be expected to last for a continuous period of not less than twelve months, income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company. Disability shall be deemed to exist only when the disability has been certified to the Board of Directors by a licensed physician approved by the Board of Directors.

In the event of the President’s disability pursuant to this Section 6(e), this Agreement shall terminate and the President shall be entitled to receive the following:

(i) If the President has any base salary that is earned but unpaid on the date of the President’s disability, the Company shall pay the President such earned but unpaid base salary in accordance with the Company’s compensation policies and procedures.

(ii) If the President has any vacation time that is earned but unused on the date of the President’s disability, the Company shall pay the President such earned but unused vacation time in accordance with the Company’s vacation pay policy.

(iii) The President shall be entitled to receive the incentive compensation payments (if any) that the President would have earned for the fiscal year of the Company in which his disability occurs, which amount shall be pro rated based on the portion of the fiscal year prior to the President’s disability. The Company shall pay such incentive compensation payments to the President in a single lump sum on the first day of March following the end of the fiscal year in which the President’s disability occurs.

(iv) The President shall receive all rights and benefits (if any) to which he is entitled due to his disability under the employee benefit plans and programs of the Company in existence as of the date of the President’s disability. Such rights and benefits shall be determined in accordance with the terms of such plans and programs.

Except as provided in this Section 6(e), all obligations of the parties under this Agreement shall cease upon the date of the President’s disability pursuant to this Section 6(e).

(f) Cause.

The Company may terminate this Agreement and immediately remove the President from his employment for "Cause". For purposes of this Section 6(f), "Cause" shall be deemed to exist only in the event the President is convicted by a court of competent jurisdiction of a felony involving dishonesty or fraud on the part of the President in his relationship with the Company.

In the event of the President’s separation from service for "Cause" pursuant to this Section 6(f), this Agreement shall terminate and the President shall be entitled to receive the following:

(i) If the President has any base salary that is earned but unpaid on the date of the President’s separation from service, the Company shall pay the President such earned but unpaid base salary in accordance with the Company’s compensation policies and procedures.

(ii) The President shall receive all rights and benefits (if any) to which he is entitled due to his separation from service under the employee benefit plans and programs of the Company in existence as of the date of the President’s separation from service. Such rights and benefits shall be determined in accordance with the terms of such plans and programs.

Except as provided in this Section 6(f), all obligations of the parties under this Agreement shall cease upon the date of the President’s separation from service pursuant to this Section 6(f).

7. BINDING OBLIGATION OF COMPANY AND ANY SUCCESSOR IN INTEREST.

The Company expressly agrees that it shall not merge or consolidate into or with another financial services holding company, bank, firm or person until such financial services holding company, bank, firm, or person expressly agrees, in writing, to assume and discharge the duties and obligations of the Company under this Agreement. The Company agrees to provide written notice of the existence of this Agreement and its contents to any potential successor as part of negotiations leading to a successor in interest. This Agreement shall be binding upon the parties hereto, their successors, beneficiaries, heirs, and personal representatives.

8. ASSIGNMENTS, SUCCESSORS AND ASSIGNS.

The rights and obligations of the President hereunder are not assignable or delegable, and any prohibited assignment or delegation will be null and void. The Company may assign its rights and delegate its obligations under this Agreement. The provisions hereof shall inure to the benefit of and be binding upon the permitted successors and assigns of the parties hereto.

9. GOVERNING LAW.

This Agreement shall be interpreted under, subject to and governed by the substantive laws of the State of Maine, without giving effect to provisions thereof regarding conflict of laws.

10. COUNTERPARTS.

This Agreement may be executed simultaneously in any number of counterparts, each of which will be deemed an original but all of which will together constitute one and the same instrument.

11. INVALIDITY.

The invalidity or unenforceability of any provision of this Agreement shall not affect any other provision hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision was omitted. Furthermore, in lieu of such illegal, invalid, or unenforceable provision there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid, and enforceable.

12. EXCLUSIVENESS.

This Agreement and the Change in Control, Confidentiality and Noncompetition Agreement between the Company and the President dated of even date herewith constitute the entire understanding and agreement between the parties with respect to the Company’s employment of the President, and supersede and revoke any and all other agreements, oral or written, between the parties (including but not limited to the employment agreement between the Company and the President dated January 3, 2003, the amendment to the employment agreement dated November 7, 2003, and the change in control, confidentiality and noncompetition agreement dated November 7, 2003).

13. MODIFICATION WAIVER.

This Agreement may not be modified or amended except in writing signed by the parties. No term or condition of this Agreement will be deemed to have been waived unless waived in writing by the party charged with waiver. A waiver shall operate only as to the specific term or condition waived and will not constitute a waiver of any other term or condition of this Agreement or as to any subsequent occurrence of the term or condition.

14. MEDIATION AND ARBITRATION.

Except as otherwise expressly provided hereunder, the parties agree that any and all disputes arising out of the President’s employment, or cessation of employment, including but not limited to any dispute, controversy, or claim arising under any federal, state, or local statute, law, ordinance or regulation or under this Agreement, shall be resolved exclusively by Alternative Dispute Resolution described in this Agreement ("ADR"). The initiation of ADR shall first require mediation and the parties agree to first try to settle any dispute through mediation. Mediation shall be initiated by either party by the serving of a written notice of intent to mediate (a "Mediation Notice") by one party upon the other. If no resolution has been mutually agreed through mediation within ninety (90) days of service of a Mediation Notice, then and only then may the dispute be submitted to arbitration. Arbitration shall be initiated by the serving of a written notice of intent to arbitrate (an "Arbitration Notice") by one party upon the other.

(a) In the event that a party wishes to initiate ADR, a Mediation Notice must be served on the other party within six months from the date on which the claim arose. If the parties cannot mutually agree on a mediator, then a mediator shall be selected in accordance with the Employment Mediation Rules of the American Arbitration Association.

(b) In the event that mediation is unsuccessful and arbitration is initiated, it shall be conducted under the National Rules for the Resolution of Employment Disputes of the American Arbitration Association. There shall be a single arbitrator to be agreed upon by the parties, provided that, if the parties are unable to agree upon a single arbitrator, each party shall name an arbitrator and the two so named shall name a third arbitrator. The arbitration proceedings shall be heard by the arbitrator(s) and the decision of the arbitrator, or of a majority of the panel if one has been selected, shall be final and binding on the parties. Judgment upon the arbitration award may be entered in any court of competent jurisdiction. An Arbitration Notice must be served on the other party within one year from the date on which the claim arose, and failure to bring such a claim within such one-year period shall constitute a waiver of such claim and an absolute bar to any further proceedings in any forum with respect to it. All mediation and arbitration proceedings shall be conducted in Bangor, Maine, unless the parties otherwise agree in writing.

(c) The cost of any mediation proceeding under this Section 14 will be paid entirely by the Company. The cost of any arbitration proceeding shall be shared equally by the parties to the dispute; provided, however, that if the dispute is resolved in favor of the President, such cost shall be paid in full by the Company. Each party shall be responsible for its own cost of representation and counsel.

  15. NOTICES.

All notices, requests, demands, waivers, and other communications required or permitted to be given under this Agreement will be in writing and will be deemed to have been duly given: (a) if delivered personally or sent by facsimile or electronic mail, on the date received; (b) if delivered by overnight courier, on the day after mailing; and (c) if mailed, five days after mailing with postage prepaid. Any such notice will be sent as follows:

To the President:

Joseph M. Murphy
At current home address of record

To the Company:

Bar Harbor Bankshares
Attn: Human Resources Department
82 Main Street
P.O. Box 400
Bar Harbor, ME 04609

Fax Number: (207) 288-2811

E-mail: m sawyer@bhbt.com

With copies to:

Daniel G. McKay, Esquire

Eaton Peabody

80 Exchange Street

PO Box 1210

Bangor, ME 04402-1210

Fax Number: (207) 942-3040

Email: dmckay@eatonpeabody.com

16. SURVIVAL.

The provisions of Section 14 and all payment and other obligations of the parties which by their terms are to be performed subsequent to termination shall survive the termination of this Agreement and shall remain fully enforceable.

17. CODE SECTION 409A.

Any provision of this Agreement that is susceptible to more than one interpretation shall be interpreted in a manner that is consistent with this Agreement satisfying the requirements of Code Section 409A.

18. COMPLIANCE WITH FDI ACT.

Notwithstanding anything herein contained to the contrary, any payments to the President by the Company, whether pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act ("FDI Act"), 12 U.S.C. Section 1828(k), and any regulations promulgated thereunder.

  IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

Witness:                                                                           COMPANY:

BAR HARBOR BANKSHARES

_________________________________                         By _______________________________
                                                                                                Its

Witness:                                                                              PRESIDENT:

_________________________________                         _____________________________________
                                                                                            Joseph M. Murphy

EXHIBIT A

JOB DESCRIPTION